Exhibit 99.1

NEWS RELEASE
BD Appoints Vitor Roque Chief Financial Officer
FRANKLIN LAKES, N.J. (May 7, 2026) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced that Vitor Roque has been named executive vice president and chief financial officer (CFO), effective May 7. Roque has served as interim CFO since December 2025.
With more than 25 years at BD, Roque has held senior finance and operations roles across the company, most recently as senior vice president, Finance and Corporate Financial Planning and Analysis. During his tenure as interim CFO, he led BD’s global finance function and helped advance key priorities under the New BD strategy, including completing the separation of BD’s Biosciences & Diagnostic Solutions business ahead of schedule.
“Following a comprehensive search process, it was clear that Vitor is the right leader to serve as BD’s next CFO, reflecting both his capabilities and the strength of our leadership pipeline,” said Tom Polen, chairman and CEO of BD. “Vitor brings an unmatched understanding of our business, a proven ability to translate strategy into performance and the discipline to drive consistent execution at scale. He has been an important leader in advancing our transformation and strengthening financial performance, and I'm confident he will help us deliver the next phase of growth and create long-term value for our shareholders and customers.”
Roque brings deep institutional knowledge and a track record of finance leadership roles supporting operations, manufacturing, regions and business units. His comprehensive understanding of BD’s portfolio, global footprint and operating model has been built through direct, hands‑on leadership across the enterprise. Having lived and worked in multiple countries, Roque brings a strong appreciation for the cultural and regional dynamics essential to BD’s success as a global organization. This combination of global perspective and execution experience positions him to continue elevating financial discipline, increasing organizational speed and supporting consistent, high‑quality execution as BD advances its strategy.
“This is an important moment for BD, and I'm honored to step into this role as we accelerate on our progress,” said Roque. “After more than two decades with the company, I see tremendous opportunity ahead – with a clear, well‑defined strategy to unlock significant growth and increase our impact on global healthcare. With a strong operating foundation, disciplined financial management, and focused execution, BD is well positioned to drive consistent performance, deliver durable growth and increase shareholder value creation as we continue to deliver on our purpose of advancing the world of health.”
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About BD
BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.

Contacts:
Media	Investors
Megan Dubrowski Senior Director, Executive Communications Megan.Dubrowski@bd.com	Shawn Bevec SVP, Investor Relations Investor_Relations@bd.com